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                         Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                           New York, New York 10103

                                                        December 16, 1996

Aavid Thermal Technologies, Inc.
One Eagle Square
Concord, NH 03301

Dear Sirs:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Aavid Thermal Technologies, Inc. (the "Company"), relating to 1,518,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under two Stock Option Agreements, each dated as of October 14, 1993, between the Company and Alan F. Beane (collectively, the "Agreements").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Agreements and that the Shares being registered pursuant to the Registration Statement, when issued under the Agreements in accordance with the terms of the Agreements, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as a part of the Registration Statement and to the reference to our name under the headings "Legal Matters" and "Interests of Named Experts and Counsel" set forth in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                               Very truly yours,


                                               Fulbright & Jaworski L.L.P.